Exhibit 99.1

Blackhawk Network Holdings, Inc. to be Acquired by Silver Lake and P2 Capital Partners for $3.5 Billion

Blackhawk’s stockholders to receive $45.25 per share in cash, representing a 29.3% premium over the average closing share price during the 90 calendar days ended January 12, 2018

Pleasanton, Calif. – Jan. 16, 2018 – Blackhawk Network Holdings, Inc. (NASDAQ: HAWK) (“Blackhawk”), a global financial technology company and a leader in prepaid gift, reward and incentive technologies and solutions, today announced that Silver Lake, the global leader in technology investing, and P2 Capital Partners have agreed to acquire Blackhawk in an all-cash transaction for a total consideration of approximately $3.5 billion, which includes Blackhawk’s debt. Under the terms of the agreement, Blackhawk stockholders will receive $45.25 per share in cash upon closing of the transaction, representing a premium of 24.0% over Blackhawk’s closing share price of $36.50 on January 12, 2018 and a premium of 29.3% over the average closing share price during the 90 calendar days ended January 12, 2018.

Blackhawk operates a leading physical and digital gift card and prepaid payments network with global scale, connecting more than 1,000 brands to over 244,000 retail distribution locations and online channels. Upon completion of the transaction Blackhawk will operate as a private company under the leadership of the current management team. Blackhawk’s Board of Directors has unanimously approved the definitive merger agreement and recommends that stockholders vote in favor of the transaction. The definitive agreement has fully committed debt and equity financing, including an approximately $1.7 billion equity commitment from Silver Lake. P2 Capital Partners, which beneficially owns approximately 5.4% of Blackhawk’s outstanding common stock, has committed to vote in favor of the proposed transaction.

“After a thorough assessment, the Board has determined that this transaction represents a compelling outcome for our stockholders, customers and employees. It recognizes the value of Blackhawk’s prospects while providing stockholders with an immediate cash value at a substantial premium,” said Bill Tauscher, Executive Chairman of Blackhawk.

“This transaction delivers immediate benefits and significant value to our stockholders,” said Talbott Roche, CEO and President of Blackhawk. “Silver Lake and P2 Capital Partners bring the long-term focus, financial resources and technology expertise that can enable us to accelerate growth initiatives globally and reach the company’s full potential.”

“Blackhawk’s outstanding network of partners and proprietary technology creates a unique franchise in the payments industry with a proven ability to innovate in both the physical and digital segments,” said Mike Bingle, Managing Partner at Silver Lake. “We are excited to work with Blackhawk’s world-class management team and our new partners at P2 Capital Partners to strengthen the company’s position in large and growing parts of the financial technology ecosystem.”

“This transaction represents the best way to maximize value for all stockholders,” said Alex Silver, Partner at P2 Capital Partners. “We have been an investor and supporter of Blackhawk’s strategy and management for several years, and we look forward to working with Silver Lake and Blackhawk management to drive the company’s next stage of growth.”

The transaction, which is expected to close mid-2018, is subject to customary closing conditions, including receipt of stockholder and regulatory approvals. The definitive merger agreement permits Blackhawk’s Board of Directors and its advisors to solicit, receive, evaluate and enter into negotiations with respect to alternative proposals through February 9, 2018. There can be no assurance that this process will result in a superior proposal, and Blackhawk’s Board of Directors does not intend to disclose developments with respect to the solicitation process unless and until the Board makes a determination requiring further disclosure.

Sandler O’Neill & Partners, L.P., is acting as financial advisor to Blackhawk, and Wachtell, Lipton, Rosen & Katz is serving as Blackhawk’s legal advisor in the transaction.

Barclays, BofA Merrill Lynch, affiliates of Goldman, Sachs & Co. and J.P. Morgan (in alphabetical order) are acting as financial advisors to Silver Lake and are providing debt financing to Blackhawk in connection with the transaction. Citi is providing debt financing to Blackhawk in connection with the transaction. Simpson Thacher & Bartlett LLP is serving as Silver Lake’s legal advisor, and Debevoise & Plimpton LLP is serving as legal advisor to P2 Capital Partners.

About Blackhawk Network Holdings, Inc.

Blackhawk Network Holdings, Inc. (NASDAQ: HAWK) is a global financial technology company and a leader in connecting brands and people through branded value solutions. Blackhawk platforms and solutions enable the management of stored value products, promotions and rewards programs in retail, ecommerce, financial services and mobile wallets. Blackhawk’s Hawk Commerce division offers technology solutions to businesses and direct to consumers. The Hawk Incentives division offers enterprise, SMB and reseller partners an array of platforms and branded value products to incent and reward consumers, employees and sales channels. Headquartered in Pleasanton, Calif., Blackhawk operates in 26 countries. For more information, please visit blackhawknetwork.com, hawkcommerce.com, hawkincentives.com or our product websites giftcards.com, giftcardmall.com, cardpool.com, giftcardlab.com and omnicard.com.

About Silver Lake

Silver Lake is the global leader in technology investing, with about $39 billion in combined assets under management and committed capital and a team of approximately 100 investment and value creation professionals located in Silicon Valley, New York, London, Hong Kong and Tokyo. Silver Lake’s portfolio of investments collectively generates more than $140 billion of revenue annually and employs more than 300,000 people globally. The firm’s current portfolio includes leading technology and technology-enabled businesses such as Alibaba Group, Ancestry, Broadcom Limited, Cast & Crew, Ctrip, Dell Technologies, Endeavor, Fanatics, Global Blue, GoDaddy, Motorola Solutions, Red Ventures, Sabre, SoFi, SolarWinds and Symantec. For more information about Silver Lake and its entire portfolio, please visit www.silverlake.com.

About P2 Capital Partners

P2 Capital Partners is a New York-based investment firm that applies a private equity approach to investing in the public market. P2 Capital Partners manages a concentrated portfolio of significant ownership stakes in high quality public companies in which it is an active shareholder focused on creating long-term value in partnership with management. The firm will also lead private equity transactions within its public portfolio. P2 Capital Partners’ limited partners include leading public pension funds, corporate pension funds, endowments, foundations, insurance companies, and high net worth investors.

Contacts

Blackhawk Network Holdings, Inc.:

Investors

Patrick Cronin

Patrick.Cronin@bhnetwork.com

+1-925-226-9939

Media

Sheila Ennis / Dan Scorpio

sbe@abmac.com/dps@abmac.com

+1-415-745-3294 / +1-212-371-5999

Silver Lake and P2 Capital Partners:

Media

Patricia Graue / Alice Gibb

silverlake@brunswickgroup.com

+1-212-333-3810

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving Blackhawk Network Holdings, Inc. (the “Company”). In connection with the proposed merger, the Company will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and the Company’s website, www.blackhawknetwork.com. In addition, the documents (when available) may be obtained free of charge by directing a request to Patrick Cronin by email at investor.relations@bhnetwork.com or by calling (925) 226-9973.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2017 annual meeting of stockholders, which was filed with the SEC on April 20, 2017, and in other documents filed by the Company, including on behalf of such individuals, with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Cautionary Statements Regarding Forward-Looking Information

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “intends,” “forecasts,” “can,” “could,” “may,” “anticipates,” “estimates,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” “outlook,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain the Company’s stockholders’ approval of the transaction; the failure to obtain certain required regulatory approvals to the completion of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; the effect of the announcement of the transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its partners, clients, customers, providers, advertisers, and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the merger; and other risks and uncertainties described in the Company’s reports and filings with the SEC, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017 and other periodic reports the Company files with the SEC, which are available at www.sec.gov and the Company’s website at www.blackhawknetwork.com. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so other than as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.